Exhibit 23.3

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

We hereby consent to the use of the name Forrest A. Garb & Associates, Inc. and to the inclusion of our reports dated April 1, 2012 and April 1, 2011 ("Reports"), which appear in the annual report on Form 10-K of Lucas Energy, Inc. for the year ended March 31, 2012.

We furthermore consent to the incorporation by reference of our Reports in the Registration Statements on Form S-3 (File No. 333-164099, 333-173825 and 333-179980), and Form S-8 (File No. 333-166257 and 333-179220) of Lucas Energy, Inc.

/ s / Forrest A. Garb & Associates, Inc.
Forrest A. Garb & Associates, Inc.
Texas Registered Engineering Firm F-629
Dallas, Texas

June 29, 2012